Exhibit 99.1

Danny Jovic	Tim Perrott
Media Relations	Investor Relations
561-438-1594	561-438-4629
Danny.Jovic@officedepot.com	Tim.Perrott@officedepot.com

The ODP Corporation Announces Chief Accounting Officer

to Leave Company in Q2 2022

BOCA RATON, Fla. – September 9, 2021 – The ODP Corporation (NASDAQ: ODP), a leading provider of business services, products and digital workplace technology solutions through an integrated B2B distribution platform with an online presence and approximately 1,100 stores (the “Company”), announced today that Richard Haas, Senior Vice President and Chief Accounting Officer, will be leaving the Company, effective April 1, 2022, to pursue other interests.

“We appreciate all of Richard’s many contributions to the Company over the years and wish him much success in his future endeavors,” said Gerry Smith, Chief Executive Officer of The ODP Corporation. “To ensure a smooth transition, Richard will continue to work closely with Executive Vice President, Chief Financial Officer D. Anthony Scaglione, until the departure date.”

Haas has held the position of Chief Accounting Officer since May 2019. He first joined the Company in January 2014 as Office Depot’s Vice President of Tax. Prior to joining Office Depot, he was Vice President of Tax for OfficeMax.

The Company is beginning a search for Haas’ successor and will communicate the appointment at the appropriate time.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of business services and supplies, products and digital workplace technology solutions to small, medium and enterprise businesses, through an integrated business-to-business (B2B) distribution platform, which includes world-class supply chain and distribution operations, dedicated sales professionals and technicians, online presence, and approximately 1,100 stores. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.theodpcorp.com and investor.theodpcorp.com.

ODP and Office Depot are trademarks of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2021 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

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